EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2012	June 30, 2011
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,149,039,441	1,204,827,774
Add — Incremental shares under stock-based compensation plans	10,888,916	14,179,393
Add — Incremental shares associated with contingently issuable shares	1,946,385	2,442,095
Number of shares on which diluted earnings per share is calculated	1,161,874,743	1,221,449,262

Net income on which basic earnings per share is calculated (millions)	$3,881	$3,664

Less — net income applicable to contingently issuable shares (millions)	(1)	0

Net income on which diluted earnings per share is calculated (millions)	$3,881	$3,664

Earnings per share of common stock:

Assuming dilution	$3.34	$3.00

Basic	$3.38	$3.04

There were no stock options outstanding as of June 30, 2012 and 2011 that were considered antidilutive and not included in the earnings per share assuming dilution calculation.

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	For the Six Months Ended
	June 30, 2012	June 30, 2011
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,154,065,962	1,213,490,709
Add — Incremental shares under stock compensation plans	12,211,361	14,917,113
Add — Incremental shares associated with contingently issuable shares	1,782,030	2,331,031
Number of shares on which diluted earnings per share is calculated	1,168,059,353	1,230,738,853

Net income on which basic earnings per share is calculated (millions)	$6,948	$6,526

Less — net income applicable to contingently issuable shares (millions)	(1)	0

Net income on which diluted earnings per share is calculated (millions)	$6,947	$6,526

Earnings per share of common stock:

Assuming dilution	$5.95	$5.30

Basic	$6.02	$5.38

There were no stock options outstanding as of June 30, 2012 and 2011 that were considered antidilutive and not included in the earnings per share assuming dilution calculation.

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